Exhibit 99.1

KFX REPORTS PRELIMINARY FIRST QUARTER 2003

FINANCIAL RESULTS

Denver, CO, May 8, 2003—KFx Inc. (AMEX: KFX) today reported unaudited results for the quarter ended March 31, 2003. For the quarter ended March 31, 2003, the consolidated net loss available to common stockholders was $2,187,000 compared to $3,734,000 for the quarter March 31, 2002, a decrease of $1,547,000 or 41%, primarily as a result of the decrease in non-cash charges. For the quarter ended March 31, 2003, the consolidated net loss per share was $0.05 compared to $0.12 per share for the quarter ended March 31, 2002, a decrease of 58%, primarily as a result of an increase in the amount of shares outstanding and a decrease in non-cash charges. For the quarter ended March 31, 2003, consolidated net loss includes $655,000 of non-cash charges compared to non-cash charges in the quarter ended March 31, 2002, of $2,246,000, a decrease of $1,591,000 or 71%. The decrease in first quarter 2003 non-cash charges is due primarily to a $1,260,000 reduction in amortization of debt discount, a $104,000 reduction in depreciation and amortization expense, a $235,000 reduction in accretion expense on maturity premiums, a $113,000 reduction in accretion expense on redeemable common stock, partially offset by an increased expense of $110,000 for common stock and warrants issued for services provided.

Consolidated revenue for the quarter ended March 31, 2003, was $1,654,000 compared to $1,251,000 for the quarter ended March 31, 2002, an increase of $403,000 or 32%. This increase is primarily a result of Pegasus revenues for the quarter ended March 31, 2003, resulting from an increase in sponsored research and development projects of approximately $322,000 and an increase in maintenance and warranty revenue of approximately $84,000 as compared to revenues for the quarter ended March 31, 2002. Pegasus’ firm backlog of software license and installation contracts as of March 31, 2003, was approximately $7,483,000, compared to approximately $7,700,000 at March 31, 2002, a decrease of 2.8%.

Gross margin for the quarter ended March 31, 2003, was 41% compared to 39% for the quarter ended March 31, 2002. This improvement was primarily due to the gross margin of approximately 10% recognized on Pegasus’ research and development projects generated during the quarter ended March 31, 2003. There were no such research and development projects for the quarter ended March 31, 2002.

Consolidated operating loss for the quarter ended March 31, 2003, was $1,891,000 compared to $1,407,000 for the quarter ended March 31, 2002, an increase of $484,000 or 34%. The increase was primarily due to the above mentioned factors plus an increase of $508,000 in engineering and design fees related to developing the new commercial K-Fuel Plus™ plant, higher legal and other professional fees of $230,000, partially offset by lower Pegasus research and development costs of $44,000, lower Pegasus customer and product support costs of $119,000 and lower depreciation and amortization expense of $104,000.

“KFx continues to move forward with our plans to develop and construct our first commercial K-Fuel Plus™ plant” said Ted Venners, Chairman and CEO of KFx. Mr. Venners added “during the first quarter 2003, we raised an additional $19.4 million in equity. The proceeds from these transaction will be used for general corporate purposes and to partially fund the Company’s development of and investment in a K-Fuel Plus™ plant.”

KFx is a “clean energy” technology company and provides total fuel solutions for the power industry. Its patented K-Fuel ® process converts low heating value coal into clean, high-energy fuel. The KFx web site address is www.kfx.com. Pegasus Technologies, Inc., a majority-owned subsidiary of KFx, is a leading provider of neural network based optimization and control application for the power generation market. The Pegasus web site address is www.pegasustec.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. The Company’s actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in “Business Risk Factors” at Item I and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” at Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

INFORMATION CONTACT:             Larry Chroman         (303)  915-9316

KFx Inc.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

OPERATIONS DATA:

	Quarter ended March 31,
	2003	2002

Operating Revenues	$1,654,489	$1,250,961

Operating Costs and Expenses	3,545,543	2,658,063

Operating Loss	(1,891,054)	(1,407,102)

Other Income	12,687	16,084

Interest Expense	(307,987)	(2,229,852)

Equity (Loss) Income in Unconsolidated Affiliates	(571)	(8)

Accretion of Redeemable Common Stock	—	(113,315)

Net Loss Available to Common Stockholders	$(2,186,925)	$(3,734,193)

Weighted Average Common Shares Outstanding	40,526,000	30,140,000

Per Share Loss	$(0.05)	$(0.12)

BALANCE SHEET AND BACKLOG DATA:

	As of March 31, 2003	As of December 31, 2002

Cash and Cash Equivalents	$20,415,674	$3,341,909

Current Assets	$22,620,265	$4,952,749

Total Assets	$33,453,991	$15,781,872

Current Liabilities	$11,446,498	$7,507,477

Total Liabilities	$12,258,616	$8,291,552

Minority Interest	$5,814,565	$5,755,387

Total Stockholders’ Equity	$15,380,810	$1,734,933

Total Liabilities and Stockholders’ Equity	$33,453,991	$15,781,872

Pegasus Backlog	$7,483,000	$8,017,000